FOR IMMEDIATE RELEASE

American Realty Capital Properties Reaffirms $250 Million Share Repurchase Program

New York, New York, July 5, 2013 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) reaffirmed today the availability of possible enhanced liquidity for its stockholders under its previously announced $250 million share repurchase program. While ARCP has not executed repurchases under the share repurchase program to date, it is now renewing its intention to make additional liquidity available to its stockholders through periodic repurchases under the share repurchase program. The share repurchase program was previously authorized by ARCP’s board of directors and ARCP’s management will continue to evaluate the size, frequency and availability of repurchases under the share repurchase program in consultation with its board of directors, as necessary.

About the Company

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes beginning in the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding the Company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)